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                                                                     EXHIBIT 3.1


                             ARTICLES OF AMENDMENT
                          TO ARTICLES OF INCORPORATION
                                OF H.T.E., INC.


         Pursuant to the provisions of Sections 607.1006 and 607.10025, Florida Statutes, this corporation adopts the following articles of amendment to its Articles of Incorporation:


FIRST:         The name of this corporation is H.T.E., Inc. (the "Corporation").

SECOND:        The Board of Directors adopted resolutions May 13, 1998
approving a division of the Corporation's issued and outstanding common stock, $.01 par value as set forth in Article Fourth, below.

THIRD:         The Board of Directors adopted an amendment to the Corporation's
Articles of Incorporation May 13, 1998, which amendment increases the number of shares of common stock the Corporation is authorized to issue and which amendment is set forth under Article Sixth, below (the "Amendment").

FOURTH:        The Amendment to the Articles of Incorporation does not adversely affect the rights or preferences of the holders of outstanding shares of common stock and does not result in the percentage of authorized shares of common stock that remain unissued after the stock split exceeding the percentage of authorized shares of common stock that were unissued before the stock split. Only shares of the Corporation's Common Stock are issued and outstanding.

FIFTH:         Each share of common stock of the par value of $.01 per share which the Corporation had authority to issue on or before June 8, 1998 (whether such shares are issued or unissued) shall be changed into and become two shares of common stock of the par value of $.01 per share. The effective date for the stock split is June 18, 1998.

SIXTH:         Section 2 of Article IV of the Articles of Incorporation is
hereby amended in its entirety as set forth below. Although Section 2 of
Article IV is set forth in its entirety in this Amendment for purposes of continuity, only the number of authorized shares of common stock, and as a result, the aggregate number of shares of all classes of stock) are modified hereby.

               "2. Additional Authorized Capital Stock. Upon the
         Reclassification as set forth in Article IV Section E, the aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is fifty-five million (55,000,000) shares, consisting solely of:

               (i) fifty million (50,000,000) shares of common stock, par value $0.01 per share (the "New Common Stock"); and

               (ii) five million (5,000,000) shares of preferred stock, par value $0.01 per share (the "New Preferred Stock").

                        No shareholder of any stock of the Corporation shall have preemptive rights. There shall be no cumulative voting by the shareholders of the Corporation.


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                        (x)  Provisions relating to New Preferred Stock.


                                 1.    General.  The New Preferred Stock may
          be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors (the "Board") as hereinafter prescribed.


                                 2.    Preferences.  Authority is hereby
          expressly granted to and vested in the Board to authorize the issuance of the New Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such New Preferred Stock and, with respect to each class or series of the New Preferred Stock, to fix and state, by resolution or resolutions from time to time adopted providing for the issuance thereof, the following:


                                       (a)    whether or not the class or
          series is to have voting rights, full or limited, or is to be without voting rights;


                                       (b)    the number of shares to
          constitute the class or series and the designations thereof;


                                       (c)    the preferences and relative,
          participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;


                                       (d)    whether or not the shares of any
          class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;


                                       (e)    whether or not the shares of a
          class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;


                                       (f)    the dividend rate, whether
          dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and, if cumulative, the date or dates from which such dividends shall accumulate;


                                       (g)    the preferences, if any, and the
          amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;


                                       (h)    whether or not the shares of any
          class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and


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                                       (i)    such other special rights and
          protective provisions with respect to any class or series as the Board may deem advisable.


                  The shares of each class or series of the New Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board may increase the number of shares of New Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the New Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the New Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the New Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the New Preferred Stock."





SEVENTH:       The amendment was adopted by the Corporation's Board of
Directors without shareholder action and shareholder action was not required.





         The undersigned officer and member of the Board of Directors of the Company, by signature below, hereby signifies his approval of these Articles of Amendment.


         SIGNED, this 28th day of May, 1998.


                                       H.T.E., INC.




                                       By:     /s/ Jack L. Harward
                                               -------------------------------
                                       Name:   Jack L. Harward
                                       Title:  Executive Vice President
                                               and a Director